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                                                                    EXHIBIT 99.1

[LOGO OF SEMTECH]
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NEWS RELEASE




                   SEMTECH REAFFIRMS SECOND QUARTER GUIDANCE;

                  COMPLETES INVENTORY AND PRODUCT LINE REVIEW


                                         3:30 p.m. PDT
                                         Tuesday, June 26, 2001

NEWBURY PARK, CALIFORNIA, June 26, 2001 - SEMTECH CORPORATION (Nasdaq: SMTC) today reaffirmed that revenue for the second quarter of fiscal year 2002 will be in the range of $38.0 to $40.0 million and earnings, prior to the costs discussed below, should be approximately $0.06 to $0.07 per diluted share.

     Jack Poe, Semtech's chairman and chief executive officer commented, "In the past three months, Semtech's outlook for second quarter revenue has been reduced by approximately 50 percent to our current outlook of $38.0 to $40.0 million. This is consistent with the highly publicized weakness in the overall industry caused by the lingering effects of excess inventories and slowing demand. We have aggressively reduced manufacturing rates to account for the lowered revenue forecasts and our inventories have now been critically appraised and scrutinized given our outlook."

     On May 22, 2001, the Company announced that it would conduct a thorough review of its inventories, product line strategies and new product roadmaps.
The Company has completed this review, and based upon current customer forecasts, it now expects to incur costs of approximately $14.0 million in the second quarter for the write-down of inventory and the discontinuation of certain commodity and application specific standard products. The Company will attempt to sell discontinued products over the next two quarters. To the extent the Company is successful in selling such inventory at greater than recorded amounts, such benefits will be disclosed.

     In the last ninety days, the Company's high performance product line has experienced a dramatic change in expected demand driven by a sharp reduction in
orders from manufacturers of automated test equipment (ATE).   Production rates
for this product line were set to support materially higher forecasts. As a result, there is more inventory on-hand and at outside foundries for certain devices than is expected to be sold. In many cases, customers are expected to migrate to new, advanced technology devices from Semtech for their next generation ATE systems.
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     Additionally, Semtech's protection product line has been impacted by the significant deceleration in the communications equipment end-market. As this market rebounds, customers are expected to move to more highly integrated products now being introduced by Semtech, which will leave excess inventory of certain current protection products.

     Finally, the Company has transitioned its power management product line to higher complexity, higher margin products targeted at portable systems, high-end desktop computers and servers, and telecommunications equipment. Resources are focused on accelerating design wins for these products. To further this strategy, Semtech is exiting certain commodity power IC product segments. Also, the power management product line has been impacted by product generation skipping, which has rendered certain products obsolete.

     The Company has completed the reduction in headcount that had been
announced on May 22, 2001.   As previously indicated, the second quarter costs
associated with this headcount reduction will be approximately $1.1 million. It is expected that this reduction will save the Company approximately $1.2 million per quarter.

     "The write-down of inventories reflects the dramatic change in our customers' forecasts over the last ninety days, especially in the ATE and communications infrastructure end-markets," added Jack Poe. "The charge not only adjusts our inventory valuation to reflect these changed forecasts, but also focuses Semtech's sales and field engineering resources on designs which utilize our proprietary, high gross margin products. Over the past few months, the Company has shed excess capacity, dramatically reduced operating costs and taken action to strengthen the balance sheet. New design wins show overall higher dollar content with multiple product lines engaged, and indicate Semtech should be positioned to achieve its long-term revenue and profitability goals as industry conditions begin to recover."

     The Company plans to release results for the second quarter of fiscal year 2002 on August 21, 2001, after the market closes.

About Semtech

     Semtech Corporation is a leading supplier of power management, transient protection, system management, high-performance and advanced communications semiconductor products for portable and high-speed communications applications.

Safe Harbor Provision

   Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic conditions, the timing and
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duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

Investor Relations Contact

   John Baumann, Treasurer, Telephone: 805-480-2010